Exhibit 10.7

March 2, 1999

Mr. Bernard C. Wampler
Pulaski, Virginia 24301

Dear Bernard:

         This will confirm the agreement pursuant to which you will retire as a member of the Board of Directors of Pulaski Furniture Corporation, and remain as a consultant to the Company for the three-year period beginning today.

1. Pulaski agrees to repurchase the 68,641 shares of common stock of Pulaski Furniture Corporation owned by you (including 9,200 shares issuable to you under the Stock Incentive Plan) for a price of $21.70 a share, this being the average closing market price for PFC stock for the four-week period ended Friday, February 19, 1999. Pulaski Furniture Corporation's check in the amount of $1,489,510 will be delivered to you by Spencer Rygas on March 15, 1999, at a time and place upon which you and he agree.

2. Pulaski agrees to pay you a consulting fee in the amount of $325,855 in twelve equal quarterly installments with the first such payment being paid on March 15, 1999, in the amount of $27,154.58. In the event you are to pass away during the consulting period, the remaining payments will be paid on the same schedule to the Bernard C. Wampler Family Limited Partnership.

3. The SERP and the Deferred Compensation Agreement of December 2, 1997 will continue in effect in accordance with their terms. For example, when the deferred compensation payments terminate in approximately 20 years, the SERP payments will be calculated based on the SERP plan without the offset previously required when deferred compensation payments were also received.

4. Pulaski Furniture Corporation will maintain your current level of medical insurance benefits using Medicare and a supplement.

5. The Company will continue to pay the premiums on the life insurance policy on your life issued by Ohio National Insurance Company, in the principal amount of $250,000 between ages 65 and 70; $200,000 between 70 and 75; and $100,000 after age 75.

6. You will vacate your office at Pulaski Furniture Corporation headquarters by March 31, 1999, and you will take with you the three bachelor chests on the wall that are full of your materials, as well as the pine bookcase. The other furniture will remain.

7. You will change your mailing address, but it is understood that you probably will continue to receive mail at Pulaski Furniture Corporation headquarters for some time. Janice Cheverton will see that mail addressed to you is put in the blue pouch with your name and that this is put in the mail slot so that you can pick it up at your convenience.

8. We have agreed that there should be an internal statement regarding your retirement and this will be reviewed with you as soon as possible.

9. As stated above, the shares being purchased from you by the Corporation include 9,200 shares issuable under the Stock Incentive Plan. Pulaski agrees that it is to pay 25% of the issue value of these shares, as provided under the Plan, which is intended to pay all or part of the state and federal withholding taxes on these 9,200 shares.

10. We have discussed having a retirement dinner and that matter is left with the Board of Directors for resolution.

11. You agree that you will consult with the President and the Board of Directors of the Corporation from time to time over the next three years on a basis that is not burdensome to you, and at times that are reasonable in accordance with your schedule. Pulaski will, of course, pay reasonable out-of-pocket expenses in connection with any such consultation. You also agree that you will not compete with the Corporation, directly or indirectly, during the term of this agreement and within a reasonable range of any of the Corporation's operations, you will preserve in confidence all nonpublic information about the Corporation that you have or may acquire in the future, and you agree not to make adverse statements about the Corporation or its officers or employees; and you will protect the trade secrets of the Corporation.

         I have signed this letter agreement in the space provided below after approval by the Board of Directors, and if this letter agreement is agreeable to you, please sign and return one of the duplicate originals to me.


                                           Sincerely,


                                           /s/ John G. Wampler
                                           -------------------------------------
                                           John G. Wampler
                                           President and Chief Executive Officer

/s/ Bernard C. Wampler
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Bernard C. Wampler